Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000
212-757-3990

July 15, 2026

Sysco Corporation
1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Sysco Corporation, a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 30, 2026, by and among JRD Unico, Inc., a Delaware corporation (“Maverick OpCo”), Warehouse Realty, LLC, a Delaware limited liability company (“Maverick PropCo”), Parent, New Slider Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“New Slider HoldCo”), Slider Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of New Slider HoldCo (“Merger Sub 1”), Slider Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of New Slider HoldCo (“Merger Sub 2”), Slider Merger Sub 3, LLC, a Delaware limited liability company and wholly owned subsidiary of New Slider HoldCo (“Merger Sub 3,” and collectively with Merger Sub 1 and Merger Sub 2, the “Merger Subs”), and Ki Atlantic Holdings Limited, solely in its capacity as the initial Holder Representative thereunder. The Merger Agreement provides that, on the terms and conditions set forth therein, (a) Merger Sub 1 will merge with and into Parent with Parent surviving as a wholly owned subsidiary of New Slider HoldCo (the “Parent Merger”), (b) Merger Sub 2 will merge with and into Maverick OpCo with Maverick OpCo surviving as a wholly owned subsidiary of New Slider HoldCo (the “OpCo Merger”), and (c) Merger Sub 3 will merge with and into Maverick PropCo with Maverick PropCo surviving as a wholly owned subsidiary of New Slider HoldCo. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

The opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-297217) initially filed by Parent on July 1, 2026 (as amended through the date hereof, the “Registration Statement”), relating to the transactions contemplated by the Merger Agreement.

In connection with this opinion, we have examined and, with your consent and without independent investigation, relied on (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letter dated July 15, 2026 delivered to us by an officer of Parent on behalf of Parent for purposes of this opinion (the “Parent Tax Representation Letter”) and the representation letter dated July 15, 2026 delivered to us by an officer of Maverick OpCo on behalf of Maverick OpCo for purposes of this opinion (the “Maverick OpCo Tax Representation Letter” and, with the Parent Tax Representation Letter, the “Representation Letters”) and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed, with your consent and without independent investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. For purposes of this opinion, we have assumed, with your consent and without independent investigation, (i) that the Parent Merger and OpCo Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) that the statements concerning the Parent Merger and OpCo Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Parent Merger Effective Time and the OpCo Merger Effective Time, (iii) that the representations set forth in the Merger Agreement and those contained in the Representation Letters are and will be accurate and complete and (iv) that any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of Parent, New Slider HoldCo, the Merger Subs or Maverick OpCo, or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Parent Merger Effective Time and the OpCo Merger Effective Time, in each case without such qualification. We have also assumed, with your consent and without independent investigation, that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent, New Slider HoldCo, the Merger Subs or Maverick OpCo referred to above, which we have assumed, with your consent and without independent investigation, will be true as of the Parent Merger Effective Time and the OpCo Merger Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Parent Merger and OpCo Merger. It should also be noted that the Code, the Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. Accordingly, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (a) the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the Parent Merger and the OpCo Merger, taken together, will qualify as a transaction described in Section 351(a) of the Code.

We express no opinion as to any federal income tax issue or other matter except that set forth above. This opinion is being delivered prior to consummation of the Parent Merger and OpCo Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion in our capacity as United States federal income tax counsel to Parent. This opinion has been prepared in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the prospectus included in the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP